Exhibit 99.1 News Release
Contacts:
Brooke Hart (Media)
brooke.hart@hii-co.com
202-264-7108

Christie Thomas (Investors)
christie.thomas@hii-co.com
757-380-2104

HII Reports Fourth Quarter and Full Year 2023 Results

•Fourth quarter revenues grew 13% year over year, to a record $3.2 billion
•Record 2023 revenues of $11.5 billion, grew 7.3% year over year
•Diluted earnings per share was $6.90 for the fourth quarter, $17.07 for 2023
•Net cash provided from operations was $970 million, and free cash flow1 was $692 million in 2023

NEWPORT NEWS, Va. (February 1, 2024) - HII (NYSE:HII) reported fourth quarter 2023 revenues of $3.2 billion, up 13% from the fourth quarter of 2022, due to higher volumes at all three segments. Operating income in the fourth quarter of 2023 was $312 million and operating margin was 9.8%, compared to $105 million and 3.7%, respectively, in the fourth quarter of 2022, primarily due to higher segment operating income1. Diluted earnings per share in the quarter was $6.90, compared to $3.07 in the fourth quarter of 2022.

For the full year, record revenues of $11.5 billion increased 7.3% over 2022, due to higher volumes at all three segments. Operating income in 2023 was $781 million and operating margin was 6.8%, compared to $565 million and 5.3%, respectively, in 2022. Segment operating income1 in 2023 was $842 million and segment operating margin1 was 7.4%, compared to $712 million and 6.7%, respectively, in 2022, primarily driven by the sale of a court judgment and the settlement of an insurance claim. Diluted earnings per share for the full year was $17.07, compared to $14.44 in 2022.

Net cash provided by operating activities in 2023 was $970 million and free cash flow1 was $692 million, compared to $766 million and $494 million, respectively, in 2022.

New contract awards in 2023 were approximately $12.5 billion, bringing total backlog to approximately $48.1 billion as of December 31, 2023.

“2023 was a strong year for HII. We continue to invest both in our shipyards and in IRAD to both expand capacity and develop new products and solutions for our customers. Our growth rate for the year of over 7% and our free cash flow generation at almost $700M illustrate that we are entering a period of accelerated growth and increased free cash flow generation at HII,” said Chris Kastner, HII’s president and CEO. "Looking ahead, over the next 5 years we expect growth of over 4% and cash generation of $3.6B. Our expectations are grounded in the assumption we must deliver on our commitments to our customers."

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Results of Operations

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions, except per share amounts)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Sales and service revenues	$3,177	$2,812	$365	13.0%	$11,454	$10,676	$778	7.3%
Operating income	312	105	207	197.1%	781	565	216	38.2%
Operating margin %	9.8%	3.7%		609 bps	6.8%	5.3%		153 bps
Segment operating income[1]	330	145	185	127.6%	842	712	130	18.3%
Segment operating margin %[1]	10.4%	5.2%		523 bps	7.4%	6.7%		68 bps
Net earnings	274	123	151	122.8%	681	579	102	17.6%
Diluted earnings per share	$6.90	$3.07	$3.83	124.8%	$17.07	$14.44	$2.63	18.2%
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.
Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Sales and service revenues	$800	$658	$142	21.6%	$2,752	$2,570	$182	7.1%
Segment operating income[1]	169	50	119	238.0%	362	292	70	24.0%
Segment operating margin %[1]	21.1%	7.6%		1353 bps	13.2%	11.4%		179 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.
Ingalls Shipbuilding revenues for the fourth quarter of 2023 were $800 million, an increase of $142 million, or 21.6%, from the same period in 2022, primarily driven by higher volumes in surface combatants and amphibious assault ships, partially offset by lower volumes in the Legend class National Security Cutter ("NSC") program.

Ingalls Shipbuilding segment operating income1 for the fourth quarter of 2023 was $169 million, an increase of $119 million from the same period in 2022. Ingalls segment operating margin1 in the fourth quarter of 2023 was 21.1%, compared to 7.6% in the same period the prior year. These increases were primarily driven by the sale of our court judgment against the Bolivarian Republic of Venezuela, to recover unpaid receivables for the prior repair, refurbishment, and modernization of foreign-built frigates, higher volumes described above, and a contract incentives on Arleigh Burke class (DDG 51) destroyers.

Ingalls Shipbuilding 2023 revenues were $2.8 billion, an increase of $182 million, or 7.1%, compared to 2022, primarily driven by higher volumes in surface combatants and amphibious assault ships, partially offset by lower volumes in the NSC program.

Ingalls Shipbuilding segment operating income1 in 2023 was $362 million, an increase of $70 million, or 24%, from 2022. Full year 2023 Ingalls segment operating margin1 was 13.2%, compared to 11.4% in 2022. These increases were primarily driven by the sale of our court judgment against the Bolivarian Republic of Venezuela, to recover unpaid receivables for the prior repair, refurbishment, and modernization of foreign-built frigates, higher volumes described above, and a contract incentive on Jeremiah Denton (DDG 129), partially offset by lower risk retirement on USS Fort Lauderdale (LPD 28), delivered in 2022, and Harrisburg (LPD 30).

Key 2023 Ingalls Shipbuilding milestones:
•Delivered guided missile destroyer Jack H. Lucas (DDG 125)
•Delivered National Security Cutter Calhoun (NSC 10)
•Launched and christened amphibious assault ship Bougainville (LHA 8)
•Launched and christened guided missile destroyer Ted Stevens (DDG 128)
•Awarded the construction contract for LPD 32
•Awarded contracts for seven Arleigh Burke-class (DDG 51) destroyers

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Newport News Shipbuilding

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Sales and service revenues	$1,665	$1,584	$81	5.1%	$6,133	$5,852	$281	4.8%
Segment operating income[1]	110	80	30	37.5%	379	357	22	6.2%
Segment operating margin %[1]	6.6%	5.1%		156 bps	6.2%	6.1%		8 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Newport News Shipbuilding revenues for the fourth quarter of 2023 were $1.7 billion, an increase of $81 million, or 5.1%, from the same period in 2022, primarily driven by higher volumes in aircraft carrier construction and engineering and submarines, partially offset by lower volumes in the refueling and complex overhaul ("RCOH").

Newport News Shipbuilding segment operating income1 for the fourth quarter of 2023 was $110 million, an increase of $30 million from the same period in 2022. Newport News segment operating margin1 in the fourth quarter of 2023 was 6.6%, compared to 5.1% in the same period last year. The increases were primarily due to higher volumes described above, a revenue adjustment on the RCOH of USS George Washington (CVN 73) and revenue and contract adjustments on aircraft carrier programs.

Newport News Shipbuilding 2023 revenues were $6.1 billion, an increase of $281 million, or 4.8%, compared to 2022, primarily driven by higher volumes in aircraft carrier construction and engineering, the Columbia class (SSBN 826) submarine program, submarine services, and the Virginia class (SSN 774) submarine program, partially offset by lower volumes in aircraft carrier RCOH and naval nuclear support services.

Newport News Shipbuilding segment operating income1 for 2023 was $379 million, an increase of $22 million from 2022. Full year 2023 Newport News segment operating margin1 was 6.2%, compared to 6.1% in 2022. The increases were due to higher volumes described above and a revenue adjustment on the RCOH of USS George Washington (CVN 73), partially offset by contract incentives on the Columbia class (SSBN 826) submarine program in 2022.

Key 2023 Newport News Shipbuilding milestones:
•Re-delivered USS George Washington (CVN 73)
•Awarded $568 million subcontract modification to provide long-lead-time material and advance construction activities for Columbia-class submarines
•Awarded $528 million contract to support maintenance of nuclear-powered aircraft carriers ported in San Diego

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Mission Technologies

	Three Months Ended				Year Ended
	December 31				December 31
($ in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Sales and service revenues	$745	$602	$143	23.8%	$2,699	$2,387	$312	13.1%
Segment operating income[1]	51	15	36	240.0%	101	63	38	60.3%
Segment operating margin %[1]	6.8%	2.5%		435 bps	3.7%	2.6%		110 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Mission Technologies revenues for the fourth quarter of 2023 were $745 million, an increase of $143 million from the same period in 2022. The increase was primarily due to growth in C5ISR.

Mission Technologies segment operating income1 in the fourth quarter of 2023 was $51 million, compared to $15 million in the fourth quarter of 2022. Segment operating margin1 for the fourth quarter of 2023 was 6.8%, compared to 2.5% in the same period the prior year. The increases in segment operating income1 and segment operating margin1 were primarily driven by the settlement of a representations and warranties insurance claim related to the acquisition of Hydroid and higher volumes described above, partially offset by performance in Live, Virtual and Constructive Solutions ("LVC") and fleet sustainment.

Mission Technologies 2023 revenues were $2.7 billion, an increase of $312 million, or 13.1%, compared to 2022, primarily due to higher volumes in C5ISR and cyber, electronic warfare & space ("CEW&S") contracts.

Mission Technologies segment operating income1 in 2023 was $101 million, an increase of $38 million, or 60.3%, from 2022. Mission Technologies segment operating margin1 in 2023 was 3.7%, compared to 2.6% in 2022. The increases in segment operating income1 and segment operating margin1 were primarily driven by the settlement of a representations and warranties insurance claim related to the acquisition of Hydroid and higher volumes described above, partially offset by a contract loss and lower equity income from the disposition of our investment in an unconsolidated ship repair and specialty fabrication joint venture.

Mission Technologies results included approximately $109 million of amortization of purchased intangible assets in 2023, compared to approximately $120 million in 2022. Mission Technologies EBITDA margin1 for full year 2023 was 8.6%, compared to 8.2% in 2022.

Key 2023 Mission Technologies milestones:
•Awarded $1.4 billion joint network engineering and emerging operations task order
•Awarded $347 million contract for Lionfish Small Unmanned Undersea Vehicles
•Awarded $244 million task order to integrate Minotaur software products into maritime platforms

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HII’s Financial Outlook1 includes the following expectations:

•Mid to long term5 HII revenue growth of 4%+
•Mid to long term5 shipbuilding revenue2 growth of approximately 4%
•Mid to long term5 Mission Technologies revenue growth of approximately 5%
•FY24 shipbuilding revenue2 between $8.8 and $9.1 billion; expect shipbuilding operating margin2 between 7.6% and 7.8%
•FY24 Mission Technologies revenue between $2.7 to $2.75 billion, Mission Technologies segment operating margin2 between 3.0% and 3.5%; and Mission Technologies EBITDA margin2 between 8.0% and 8.5%
•FY24 free cash flow2,3 between $600 to $700 million3
•FY20-FY24 free cash flow2,3 of approximately $3.0 billion3
•FY24-FY28 free cash flow2,3 of approximately $3.6 billion3

FY24 Outlook[1]
Shipbuilding Revenue[2]	$8.8B - $9.1B
Shipbuilding Operating Margin[2]	7.6% - 7.8%
Mission Technologies Revenue	$2.7B - $2.75B
Mission Technologies Segment Operating Margin[2]	3.0% - 3.5%
Mission Technologies EBITDA Margin[2]	8.0% - 8.5%

Operating FAS/CAS Adjustment	($63M)
Non-current State Income Tax Benefit/Expense[4]	~$0M
Interest Expense	($90M)
Non-operating Retirement Benefit	$178M
Effective Tax Rate	~21%

Depreciation & Amortization	~$350M
Capital Expenditures	~5.3% of Sales
Free Cash Flow[2,3]	$600M - $700M

1The financial outlook, expectations and other forward looking statements provided by the company for 2024 and beyond reflect the company's judgment based on the information available at the time of this release.
2Non-GAAP measures. See Exhibit B for definitions. In reliance upon Item 10(e)(1)(i)(B) of Regulation S-K, reconciliations of forward–looking GAAP and non–GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures. For the same reasons, we are unable to address the significance of the unavailable information.
3Outlook is based on current tax law and assumes the provisions requiring capitalization of R&D expenditures for tax purposes are not deferred or repealed.
4Outlook is based on current tax law. Repeal or deferral of provisions requiring capitalization of R&D expenditures would result in elevated non-current state income tax expense.
5Mid to long term growth represents our expected compound annual growth rate over five to ten years.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

About Huntington Ingalls Industries

HII is a global, all-domain defense provider. HII’s mission is to deliver the world’s most powerful ships and all-domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world.

As the nation’s largest military shipbuilder, and with a more than 135-year history of advancing U.S. national security, HII delivers critical capabilities extending from ships to unmanned systems, cyber, ISR, AI/ML and synthetic training. Headquartered in Virginia, HII’s workforce is over 44,000 strong. For more information, visit HII.com.

Conference Call Information

HII will webcast its earnings conference call at 9 a.m. Eastern time today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.HII.com. A telephone replay of the conference call will be available from noon today through Thursday, February 8th by calling (866) 813-9403 or (929) 458-6194 and using access code 907434.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," and similar words or phrases or the negative of these words or phrases. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable when made, we cannot guarantee future results, levels of activity, performance, or achievements. There are a number of important factors that could cause our actual results to differ materially from the results anticipated by our forward-looking statements, which include, but are not limited to: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); significant delays in appropriations for our programs and U.S. government funding more broadly; our ability to estimate our future contract costs, including cost increases due to inflation, and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks; our ability to attract, train, and retain a qualified workforce; disruptions impacting global supply, including those resulting from the ongoing conflict between Russia and Ukraine and in the Middle East; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update or revise any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31		Year Ended December 31
(in millions, except per share amounts)	2023	2022	2023	2022
Sales and service revenues
Product sales	$2,121	$1,956	$7,664	$7,283
Service revenues	1,056	856	3,790	3,393
Sales and service revenues	3,177	2,812	11,454	10,676
Cost of sales and service revenues
Cost of product sales	1,756	1,714	6,467	6,225
Cost of service revenues	930	759	3,341	3,011
Income from operating investments, net	12	1	37	48
Other income and gains, net	120	1	120	1
General and administrative expenses	311	236	1,022	924
Operating income	312	105	781	565
Other income (expense)
Interest expense	(25)	(23)	(95)	(102)
Non-operating retirement benefit	37	67	148	276
Other, net	8	10	19	(20)
Earnings before income taxes	332	159	853	719
Federal and foreign income tax expense	58	36	172	140
Net earnings	$274	$123	$681	$579

Basic earnings per share	$6.90	$3.07	$17.07	$14.44
Weighted-average common shares outstanding	39.7	40.1	39.9	40.1

Diluted earnings per share	$6.90	$3.07	$17.07	$14.44
Weighted-average diluted shares outstanding	39.7	40.1	39.9	40.1

Dividends declared per share	$1.30	$1.24	$5.02	$4.78

Net earnings from above	$274	$123	$681	$579
Other comprehensive income
Change in unamortized benefit plan costs	225	497	238	436
Other	—	2	—	—
Tax expense for items of other comprehensive income	(57)	(128)	(61)	(112)
Other comprehensive income, net of tax	168	371	177	324
Comprehensive income	$442	$494	$858	$903

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$430	$467
Accounts receivable, net	461	636
Contract assets	1,537	1,240
Inventoried costs, net	186	183
Income taxes receivable	183	170
Prepaid expenses and other current assets	83	50
Total current assets	2,880	2,746
Property, Plant, and Equipment, net of accumulated depreciation of $2,467 million as of 2023 and $2,319 million as of 2022	3,296	3,198
Other Assets
Operating lease assets	262	282
Goodwill	2,618	2,618
Other intangible assets, net of accumulated amortization of $1,009 million as of 2023 and $881 million as of 2022	891	1,019
Pension plan assets	888	600
Miscellaneous other assets	380	394
Total other assets	5,039	4,913
Total assets	$11,215	$10,857
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	554	642
Accrued employees’ compensation	382	345
Current portion of long-term debt	231	399
Current portion of postretirement plan liabilities	129	134
Current portion of workers’ compensation liabilities	224	229
Contract liabilities	1,063	766
Other current liabilities	449	380
Total current liabilities	3,032	2,895
Long-term debt	2,214	2,506
Pension plan liabilities	212	214
Other postretirement plan liabilities	241	260
Workers’ compensation liabilities	449	463
Long-term operating lease liabilities	228	246
Deferred tax liabilities	367	418
Other long-term liabilities	379	366
Total liabilities	7,122	7,368
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,595,748 issued and 39,618,880 outstanding as of December 31, 2023, and 53,503,317 issued and 39,863,456 outstanding as of December 31, 2022	1	1
Additional paid-in capital	2,045	2,022
Retained earnings	4,755	4,276
Treasury stock	(2,286)	(2,211)
Accumulated other comprehensive loss	(422)	(599)
Total stockholders’ equity	4,093	3,489
Total liabilities and stockholders’ equity	$11,215	$10,857

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31
($ in millions)	2023	2022
Operating Activities
Net earnings	$681	$579
Adjustments to reconcile to net cash provided by operating activities
Depreciation	219	218
Amortization of purchased intangibles	128	140
Amortization of debt issuance costs	8	8
Provision for expected credit losses	6	(7)
Stock-based compensation	34	36
Deferred income taxes	(113)	2
Loss (gain) on investments in marketable securities	(23)	25
Change in
Accounts receivable	168	(196)
Contract assets	(297)	70
Inventoried costs	(3)	(22)
Prepaid expenses and other assets	(42)	20
Accounts payable and accruals	264	6
Retiree benefits	(75)	(127)
Other non-cash transactions, net	15	14
Net cash provided by operating activities	970	766
Investing Activities
Capital expenditures
Capital expenditure additions	(292)	(284)
Grant proceeds for capital expenditures	14	12
Investment in affiliates	(24)	(5)
Proceeds from equity method investment	63	6
Other investing activities, net	3	3
Net cash used in investing activities	(236)	(268)
Financing Activities
Repayment of long-term debt	(480)	(400)
Proceeds from line of credit borrowings	—	24
Repayment of line of credit borrowings	—	(24)
Dividends paid	(200)	(192)
Repurchases of common stock	(75)	(52)
Employee taxes on certain share-based payment arrangements	(13)	(14)
Other financing activities, net	(3)	—
Net cash used in financing activities	(771)	(658)
Change in cash and cash equivalents	(37)	(160)
Cash and cash equivalents, beginning of period	467	627
Cash and cash equivalents, end of period	$430	$467
Supplemental Cash Flow Disclosure
Cash paid for income taxes (net of refunds)	$330	$127
Cash paid for interest	$101	$100
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$29	$12

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “shipbuilding revenue,” “shipbuilding operating margin,” “Mission Technologies EBITDA", "Mission Technologies EBITDA margin” and “free cash flow.”

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect additional ways of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Shipbuilding revenue, shipbuilding operating margin, Mission Technologies EBITDA and Mission Technologies EBITDA margin are not measures recognized under GAAP. They are measures that we use to evaluate our core operating performance. When analyzing our operating performance, investors should use shipbuilding revenue, shipbuilding operating margin, Mission Technologies EBITDA and Mission Technologies EBITDA margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. We believe that shipbuilding revenue, shipbuilding operating margin, Mission Technologies EBITDA and Mission Technologies EBITDA margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of shipbuilding revenue, shipbuilding operating margin, Mission Technologies EBITDA and Mission Technologies EBITDA margin may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for net earnings as a measure of our performance or net cash provided or used by operating activities as a measure of our liquidity. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

In reliance upon Item 10(e)(1)(i)(B) of Regulation S-K, reconciliations of forward-looking GAAP and non-GAAP measures are not provided because of the unreasonable effort associated with providing such reconciliations due to the variability in the occurrence and the amounts of certain components of GAAP and non-GAAP measures. For the same reasons, we are unable to address the significance of the unavailable information, which could be material to future results.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Shipbuilding revenue is defined as the combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

Shipbuilding operating margin is defined as the combined segment operating income of our Newport News Shipbuilding segment and Ingalls Shipbuilding segment as a percentage of shipbuilding revenue.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Mission Technologies EBITDA is defined as Mission Technologies segment operating income before interest expense, income taxes, depreciation, and amortization.
Mission Technologies EBITDA margin is defined as Mission Technologies EBITDA as a percentage of Mission Technologies revenues.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

Certain of the financial measures we present are adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Reconciliations of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2023	2022	2023	2022
Ingalls revenues	$800	$658	$2,752	$2,570
Newport News revenues	1,665	1,584	6,133	5,852
Mission Technologies revenues	745	602	2,699	2,387
Intersegment eliminations	(33)	(32)	(130)	(133)
Sales and Service Revenues	3,177	2,812	11,454	10,676

Operating Income	312	105	781	565
Operating FAS/CAS Adjustment	17	37	72	145
Non-current state income taxes	1	3	(11)	2
Segment Operating Income	330	145	842	712
As a percentage of sales and service revenues	10.4%	5.2%	7.4%	6.7%
Ingalls segment operating income	169	50	362	292
As a percentage of Ingalls revenues	21.1%	7.6%	13.2%	11.4%
Newport News segment operating income	110	80	379	357
As a percentage of Newport News revenues	6.6%	5.1%	6.2%	6.1%
Mission Technologies segment operating income	51	15	101	63
As a percentage of Mission Technologies revenues	6.8%	2.5%	3.7%	2.6%

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Reconciliation of Free Cash Flow

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$562	$601	$970	$766
Less capital expenditures:
Capital expenditure additions	(128)	(105)	(292)	(284)
Grant proceeds for capital expenditures	—	12	14	12
Free cash flow	$434	$508	$692	$494

Reconciliation of Mission Technologies EBITDA and EBITDA Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2023	2022	2023	2022
Mission Technologies sales and service revenues	$745	$602	$2,699	$2,387

Mission Technologies segment operating income	$51	$15	$101	$63
Mission Technologies depreciation expense	3	2	11	10
Mission Technologies amortization expense	27	30	109	120
Mission Technologies state tax expense	2	(7)	11	2
Mission Technologies EBITDA	$83	$40	$232	$195
Mission Technologies EBITDA margin	11.1%	6.6%	8.6%	8.2%

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com